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                                                                    EXHIBIT 99.1

NEWS                                                                  [AIG LOGO]


Contact:  Charlene Hamrah (Investment Community)
          212-770-7074

          Joe Norton (News Media)
          212-770-3144


                   AIG FILES 2004 ANNUAL REPORT ON FORM 10-K

NEW YORK, May 31, 2005 - American International Group, Inc. (AIG) announced today that it has filed its 2004 Annual Report on Form 10-K (Form 10-K) with the Securities and Exchange Commission. AIG has also completed its internal review which, as previously reported, has resulted in the restatement of its 2000 through 2003 consolidated financial statements and the adjustment of its 2004 results.

     AIG reported consolidated shareholders' equity at December 31, 2004 of $80.61 billion, a reduction of $2.26 billion or 2.7 percent from the unaudited consolidated shareholders' equity of $82.87 billion at December 31, 2004, which was previously announced in AIG's earnings release of February 9, 2005. This change includes an after-tax reduction of $1.19 billion for changes in estimates for the 2004 fourth quarter. AIG's net income for the year 2004 amounted to $9.73 billion, a reduction of $1.32 billion or 11.9 percent from the $11.05 billion previously announced in the February 9 earnings release. Refer to the Form 10-K for details of the restatements and fourth quarter changes in estimates.

     AIG's internal review was conducted in consultation with its independent registered public accounting firm, PricewaterhouseCoopers LLP, as well as the law firms Paul, Weiss, Rifkind, Wharton & Garrison LLP and Simpson Thacher & Bartlett LLP.

     Martin J. Sullivan, AIG President and Chief Executive Officer, said, "I am pleased that we have completed our internal review and filed our 2004 Form 10-K, which reflects the results of our detailed and thorough review of AIG's major business units globally. I want to thank our 92,000 employees who have worked so hard throughout this period serving our customers and building new relationships, as well as those who conducted and assisted in the review process.

     "We remain focused on executing the strategies we have in place for each of our principal businesses. AIG's financial position is sound, our insurance cash flow is strong and our global franchise is unmatched. We are world leaders in life and general insurance and are well positioned in retirement services, financial services and asset management. We have opportunities throughout our markets and we have the expertise and resources to capitalize on them.

     "AIG continues to cooperate to the fullest possible extent with all ongoing government and regulatory investigations.

   "We are embarking on a new era for AIG that will be marked by changes in the way we operate - including greater responsiveness and transparency - while preserving the core values that have enabled us to build an unequaled franchise and effectively meet our customers' needs. I am confident that the changes we are initiating throughout the organization will make AIG an even stronger and better company."

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     AIG expects to file its Form 10-Q for the first quarter of 2005 by the end of June.

     In addition, AIG announced that it will commission a comprehensive independent actuarial review of the loss reserves of its principal property-casualty insurance operations. The review is expected to be completed before AIG reports its full year 2005 financial results.

     Details of AIG's financial results for 2004, as well as a detailed discussion of the internal review and the adjustments and restatements made pursuant to that review, are reported in the Form 10-K filed today. The Form 10-K includes a reconciliation of previously reported financial statements to the restated financial statements in Item 6 - Selected Financial Data. A discussion of the restatement of previously issued financial statements can be found in the Form 10-K in Management's Discussion and Analysis of Financial Condition and Results of Operations. Additional supplementary restated financial data will be available in the Investor Information section of www.aigcorporate.com.

     A conference call for the investment community will be held today at 4:30 p.m. EDT. The call will be broadcast live on the Internet at:
www.aigwebcast.com. A replay will be archived through June 15, 2005 at the same URL.

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Forward-Looking Statements

     This press release contains forward-looking statements. Please refer to the AIG Annual Report on Form 10-K for the year ended December 31, 2004 and AIG's past and future filings and reports filed with the Securities and Exchange Commission for a description of the business environment in which AIG operates and the important factors that may affect its business. AIG is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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     American International Group, Inc. (AIG) is the world's leading international insurance and financial services organization, with operations in more than 130 countries and jurisdictions. AIG member companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In the United States, AIG companies are the largest underwriters of commercial and industrial insurance and AIG American General is a top-ranked life insurer. AIG's global businesses also include retirement services, financial services and asset management. AIG's financial services businesses include aircraft leasing, financial products, trading and market making. AIG's growing global consumer finance business is led in the United States by American General Finance. AIG also has one of the largest U.S. retirement services businesses through AIG SunAmerica and AIG VALIC, and is a leader in asset management for the individual and institutional markets, with specialized investment management capabilities in equities, fixed income, alternative investments and real estate. AIG's common stock is listed in the U.S. on the New York Stock Exchange and ArcaEx, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

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                       American International Group, Inc.
                       70 Pine Street, New York, NY 10270